FOR IMMEDIATE RELEASE                         CONTACT: Mike Casson, 214-634-2363
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Tianshi International Holdings Group Limited
No. 6 Yuanquan Road
Wuqing New-tech Industrial Park
Tianjin, P.C.:  301700

                                                                    NEWS RELEASE
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                              TIANSHI INTERNATIONAL
                      GOES PUBLIC THROUGH A REVERSE MERGER

Tianjin, China
September 24, 2003

     Strategika, Inc. (OTCBB: "SGKA") announced today that it has completed an Agreement and Plan of Reorganization ("Agreement") with Tianshi International Holdings Group Limited, a corporation organized under the laws of the British Virgin Islands ("Tianshi"). Pursuant to the Agreement, Strategika received from the Tianshi Stockholders all of the issued and outstanding common capital stock of Tianshi in exchange for 68,495,000 shares of restricted common stock of Strategika which represents approximately 95% of the issued and outstanding common capital stock of Strategika following the time of issuance. There are currently 71,998,302 issued and outstanding shares of common stock of common stock of the reorganized Strategika.

     Tianshi owns 80% of Tianjin Tianshi Biodevelopment Company ("Tianshi China"), which conducts Tianshi's main business operations. Tianshi China is a foreign investment joint venture incorporated in the People's Republic of China ("PRC").

     Tianshi China is engaged in the manufacturing and production of healthcare products and is based in Tianjin, PRC. Tianshi China is primarily engaged in the research, development, manufacturing and marketing of healthcare products including herbal products, vitamin and mineral supplements and personal care. Since its establishment, Tianshi China has developed 7 major product series and produced 45 types of healthcare products. Of the company's products 27 of them are healthcare food products, all of which have obtained the "Health Food Certificates" issued by the PRC Ministry of Health to be sold in the PRC. The 7 major product series are: High-Calcium Series, Immune System Adjustment Series, Nutrient Supplements Series, Cholesterol Adjustment Series, High-Fiber Series, Heart and Brain Improvement Series and Personal Care Series. Under the
High-Calcium series, Tianshi China has conducted extensive research and developed Tianshi Hyperclycemia High Calcium Nutrient Powder and Tianshi Children High Calcium Nutrient Powder, which have been awarded patents from State Intellectual Properties Office in China with respective patent numbers of ZL97115067.2 and ZL97115068.0.

     Tianshi China has its own research and product development center. It employs highly qualified professionals in research and product development and innovation. On November 3, 2002, Tianshi China was awarded Quality System Certificate for compliance with the standard "ISO9001:2000" in the area of Design and Development, Production and Service of Food and Healthcare Food in China.


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     Tianshi  China  has been conducting the marketing and sales of its products through its affiliate company Tianshi Engineering in China. Tianshi Engineering is a limited liability company duly incorporated under the laws of PRC, and affiliated with Tianshi China through common ownership of Mr. Jin Yuan Li, Tianshi's President, CEO and majority shareholder. Tianshi Engineering markets and sells Tianshi China's products domestically through its 22 branches, representative offices and chain stores and 14 domestic affiliate companies.

     From October 2002 to June 18, 2003, Tianshi China sold its products directly to approximately 65 countries worldwide. An application for a new export license for Tianshi China is required because of a recent change in ownership of such company. The application has been filed and is being processed by the governmental authorities. Since June 19, 2003, Tianshi China has been selling its products internationally through Tianshi Engineering and will continue to do so until the export license for Tianshi China is approved.

     For the six months ended June 30, 2003, Tianshi had unaudited revenues of $17.7 million and an unaudited net income of $7.5 million. As of June 30, 2003, its total assets were $41.6 million and its shareholders' equity was $23.6 million.

     For more information see the company's Current Report on Form 8-K, dated September 23, 2003, filed with the Securities and Exchange Commission.



     The information in this news release includes certain forward looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the Company. Although the Company believes that the expectations reflected in its forward looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties.

     CONTACT:     Insight Communications
                  Mike Casson, 214-634-2363


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